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                                                                    EXHIBIT 5.01

                              Hambrecht & Quist Group
                                  One Bush Street
                              San Francisco, CA  94104


                                   April 21, 1998



Hambrecht & Quist Group
One Bush Street
San Francisco, CA  94104

Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 21, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 additional shares of common stock (the "Shares") under the 1996 Equity Plan (the "Plan"). As General Counsel for Hambrecht & Quist Group, I have examined the proceedings taken and am familiar with the proceedings proposed to be taken in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is my opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

                              Very truly yours,

                              /s/ Steven N. Machtinger

                              Steven N. Machtinger
                              General Counsel and Secretary